UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 6, 2009

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Registrant announces that effective August 6, 2009, Dr. Priscilla Lu was been appointed to the Board of Directors.

Dr. Priscilla M. Lu is Managing Partner and Founder of Cathaya Funds, a private equity fund for China focused at mature businesses leveraging cross border alliances. She was China advisor to Mayfield for more than 5 years and helped found GSR Fund (overseeing US$1B investments) in China. Formerly she was Founder and CEO of ViDeOnline, a company which delivers digital media over secured broadband and mobile networks to service providers to China broadband operators. She was also Founder, Chairman and CEO of interWAVE Communications and took the company public on the NASDAQ. interWAVE built the largest set of mobile GSM and CDMA networks in Africa with over 165 networks worldwide.

Before this, Dr. Lu was at AT&T Bell Laboratories for 16 years, where she led efforts in digital switching and networking, and developed the early technologies in CMOS VLSI in microprocessors.

She has a B.S. and M.S. in Computer Science and Mathematics, University of Wisconsin, Madison and holds a Ph.D. in Electrical Engineering and Computer Science, Northwestern University, funded as a Bell Labs Scholar.

Dr. Lu has 50+ patents in telecommunications and networking. She is on several Boards, including Intel’s Consumer Board of Advisors and on NorthWestern University’s Engineering School’s McCormick Advisory Board.  She is also founding member of the Cleantech Group in China

Dr. Lu was also appointed to the Compensation Committee of the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: August 12, 2009	By:	/s/ Steven M. Schneider
Chief Executive Officer